   As filed with the Securities and Exchange Commission on October 15, 1997

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ----------------------

                            SAF T LOK INCORPORATED
            (Exact name of Registrant as specified in its charter)


            Florida                                          65-0142837
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                      Identification Number)


                          18245 S.E. Federal Highway
                              Tequesta, FL 33469
                   (Address of Principal Executive Offices)

                 RGB SALES AND MARKETING, INC. 1993 STOCK PLAN/1/
                      and certain STOCK OPTION AGREEMENTS
                           (Full title of the Plan)

                              Mr. John L. Gardner
                     President and Chief Executive Officer
                           18245 S.E. Federal Highway
                               Tequesta, FL 33469
                                 (561) 743-5625
(Name, Address and Telephone Number, including area code of Agent for Service)

                                With a Copy to:
                            William A. Grimm, Esq.
                         Gray, Harris & Robinson, P.A.
                       201 East Pine Street, Suite 1200
                               Orlando, FL 32801

                        CALCULATION OF REGISTRATION FEE

                                             Amount to     Proposed Maximum      Proposed Maximum       Amount of
                                                be        Offering Price per    Aggregate Offering   Registration Fee
 Title of Securities to be Registered       Registered           Share                 Price
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value               1,574,000       $1.43(1)            $2,250,820(1)         $682.07
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The aggregate offering price and registration fee are based on the product that results from multiplying 1,574,000 shares by 1.43 per share, which is the weighted average exercise price of such options.
/1/ The Company was formerly known as RGB Sales and Marketing, Inc., Subsequently known as RGB Computer and Video, Inc., and changed its name to Saf T Lok Incorporated on July 18, 1996.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given to participants in the RGB Sales and Marketing, Inc. 1993 Stock Plan/1/ (the "Plan") and to those individuals receiving stock option agreements included as exhibits herein, pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").



PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
              -----------------------------------------------

     SAF T LOK INCORPORATED (the "Company") is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

     The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in the preceding paragraph.

     The description of the Company's common stock, par value $0.01 per share ("Common Stock"), contained in a registration statement filed on Form S-3 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

     ITEM 4.  DESCRIPTION OF SECURITIES.
              -------------------------

     Not applicable.


-------------------
/1/ The Company was formerly know as RGB Sales and Marketing, Inc., subsequently known as RGB Computer and Video, Inc., and changed its name to Saf T Lok Incorporated on July 18, 1996.

     ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
              --------------------------------------

     Not applicable.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
              -----------------------------------------

     Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgment in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

     Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the directors conduct triggers the liability provisions of Section 607.0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

     The Company's Articles of Incorporation provide that no director shall be personally liable for monetary damages for any statement, vote, decision, or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director, and the director's breach of, or failure to perform, those duties constitutes a violation of the criminal law (unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful), was a transaction from which the director derived an improper personal benefit, was a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable, was in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, was in conscious disregard for the best interest of the Company, or willful misconduct, or in a proceeding by or in the right of someone other than the Company or a shareholder, was recklessness, in bad faith, with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     The Company's Articles of Incorporation further provide for the nonexclusive indemnification for each person who is or was a director, officer, agent, or employee of the Company or who is or was serving at the request of the Company as its representative in the position of a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise and as to whom the Company has agreed to grant such indemnity, to the fullest extent permitted or authorized by current or future legislation, judicial, or administrative decision, against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee or representative, or arising out of his status as such director. The Company may maintain insurance, to protect itself and any such person against any such fine, liability, cost or expense. Costs, charges and expenses incurred by officers or directors in defending a civil or criminal suit, action, or proceeding shall be paid by the Company in advance of the final disposition upon receipt of an undertaking to repay all amounts so advanced in the event it shall ultimately be determined that such person is not entitled to be indemnified by the Company, and upon satisfaction of any other conditions as are required by law. Such costs, charges and expenses incurred by employees and agents may be so paid as the Board of Directors may deem appropriate.

     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
              -----------------------------------

     Not applicable.

ITEM 8.    EXHIBITS.
           ---------
     The exhibits filed as part of this Registration Statement are as follows:

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------      -----------------------------------------------------------------

     5.1          --  Opinion of Gray, Harris & Robinson, P.A.

     23.1         --  Consent of Gray, Harris & Robinson, P.A. included in Exhibit 5.1.

     23.2         --  Letter of Consent from Weinberg & Company, P.A.

     24.1         --  Power of Attorney included in the signature page hereto.

     99.1         --  RGB Sales and Marketing, Inc. 1993 Stock Plan.

     99.2         --  Stock Option Agreement for John L. Gardner.

     99.3         --  Stock Option Agreement for John L. Gardner.

     99.4         --  Stock Option Agreement for Eugene V. Horanoff.

     99.5         --  Stock Option Agreement for Jeffrey W. Brooks.

     99.6         --  Stock Option Agreement for William M. Schmidt.

     99.7         --  Stock Option Agreement for David P. Chapman.

     ITEM 9.  UNDERTAKINGS.
              ------------

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) a post-effective amendment to this registration statement contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 which are incorporated by reference in the registration statement.

     (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section l 5(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy and as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tequesta, State of Florida on the 14th day of October, 1997.

                                    SAF T LOK INCORPORATED


                                    By: /s/ John L. Gardner
                                       ________________________________________
                                       John L. Gardner
                                       President and Chief Executive Officer


                                    By: /s/ David P. Chapman
                                       ________________________________________
                                       David P. Chapman
                                       Chief Financial Officer and
                                       Chief Accounting Officer

                               POWER OF ATTORNEY

     We, the undersigned, officers and directors of SAF T LOK INCORPORATED, hereby severally constitute FRANKLIN W. BROOKS and JOHN L. GARDNER, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SAF T LOK INCORPORATED to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 14th day of October, 1997.


Signature                              Title                                 Date
---------                              -----                                 ----
/s/ Franklin W. Brooks                Chairman of the Board of Directors     October 14, 1997
----------------------------
Franklin W. Brooks

/s/ John L. Gardner                   Director, President and Chief          October 14, 1997
----------------------------          Executive Officer
John L. Gardner

/s/ Jeffrey W. Brooks                 Director, Vice President, Secretary    October 14, 1997
----------------------------          and Treasurer
Jeffrey W. Brooks

                                      Vice Chairman of the Board of          October __, 1997
----------------------------          Directors
Robert L. Gilbert, III

/s/ William M. Schmidt                Director and employee                  October 14, 1997
----------------------------
William M. Schmidt

/s/ Eugene V. Horanoff                Director, Chief Engineer               October 14, 1997
----------------------------
Eugene V. Horanoff

/s/ David P. Chapman                  Chief Financial Officer                October 15, 1997
----------------------------
David P. Chapman


                                         EXHIBIT INDEX

 EXHIBIT
 NUMBER        DESCRIPTION
---------      ------------

5.1        -   Opinion of Gray, Harris & Robinson, P.A.

23.1       -   Consent of Gray, Harris & Robinson, P.A. included in Exhibit 5.1.

23.2       -   Letter of Consent from Weinberg & Company, P.A.

24.1       -   Power of Attorney included in the signature page hereto.

99.1       -   RGB Sales and Marketing, Inc. 1993 Stock Plan.

99.2       -   Stock Option Agreement for John L. Gardner.

99.3       -   Stock Option Agreement for John L. Gardner.

99.4       -   Stock Option Agreement for Eugene V. Horanoff.

99.5       -   Stock Option Agreement for Jeffrey W. Brooks.

99.6       -   Stock Option Agreement for William M. Schmidt.

99.7       -   Stock Option Agreement for David P. Chapman.
